Exhibit 99(1)

NEWS RELEASE

FOR RELEASE IMMEDIATELY	CONTACT:
April 27, 2006	FRED W. RICKERT
808/877-3871
808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2006 1st QUARTER RESULTS

Kahului, Hawaii, April 27….Maui Land & Pineapple Company, Inc. (AMEX: MLP) reported net income of $13.8 million ($1.90 per share) for the first quarter of 2006 compared to net income of $1.3 million ($.17 per share) for the first quarter of 2005. Revenues for the first quarter of 2006 were $59.0 million compared to $38.1 million for the first quarter of 2005. The sale of approximately 1,800 acres of land in Upcountry Maui that were considered non-core to the Company’s strategic plan was principally responsible for the improved net income and revenues. This March 2006 sales transaction generated a pretax gain of $21.5 million.

“The proceeds from our real estate transactions continued to be directed toward the modernization of our two principal operating subsidiaries, the Kapalua Land Company and Maui Pineapple Company,” said David C. Cole, Chairman, President and CEO of ML&P. “We are also adding planning, sales and marketing capacity to our Community Development segment.”

The Community Development segment reported an operating profit of $23.4 million for the first quarter of 2006 compared to $3.9 million for the first quarter of 2005. Revenues from this operating segment were $30.1 million for the first quarter of 2006 compared to $9.4 million for the first quarter of 2005. The improved results for the first quarter of 2006 largely reflect the sale of the Upcountry Maui real estate discussed above.

The Agriculture segment produced an operating loss of $2.3 million for the first quarter of 2006 compared to an operating loss of $2.1 million for the first quarter of 2005. Revenues for the first quarter of 2006 were $15.9 million or 1% higher than the first quarter of 2005. Agriculture segment revenues increased due to fresh pineapple sales more than offsetting lower revenues from canned pineapple. Operating losses reported by the Agriculture segment for the first quarters of 2006 and 2005 include additional depreciation charges of $975,000 and $264,000, respectively, related to the planned replacement of the current fresh fruit packing facility, cannery and can plant, and the accounting system. The Company expects that the new fresh fruit grading and packing facility will be in service this summer. Replacement of the cannery portion has been postponed to 2007. Most of the new accounting systems are expected to be in service in the second and third quarters of 2006.

The Resort segment reported an operating profit of $430,000 for the first quarter of 2006 compared to $272,000 for the first quarter of 2005. Resort segment revenues were $12.9 million for both the first quarter of 2006 and 2005. Hotel and condominium room occupancies at the Kapalua Resort in the first quarter of 2006 were 3% higher than the first quarter of 2005. While revenues from the Resort operations did not change in the first quarter of 2006 compared to the first quarter of 2005, lower travel agent commission expenses for the Kapalua Villas, partially offset by higher Villas staffing cost and increases in other operating expenses, resulted in the improved operating profit reported by the Resort segment.

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MAUI LAND & PINEAPPLE COMPANY, INC.

Report of Consolidated Operations

(Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Three Months Ended
	March 31,
	2006	2005
Revenues
Agriculture	$15,923	$15,787
Resort	12,930	12,925
Community Development	30,087	9,406
Other	12	18
Total Operating Revenues	$58,952	$38,136
Operating Profit (Loss)
Agriculture	$(2,298)	$(2,088)
Resort	430	272
Community Development	23,363	3,942
Other	(243)	(68)
Total Operating Profit	21,252	2,058
Interest Expense	(29)	(142)
Interest Income	301	45
Income Tax Expense	(7,749)	(706)

Net Income	$13,775	$1,255

Earnings Per Common Share
Basic	$1.90	$0.17
Diluted	$1.88	$0.17

Average Common Shares Outstanding
Basic	7,254,801	7,226,572
Diluted	7,346,358	7,397,896

NOTES:

The Company’s reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year. Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.

In 2006, responsibility for the operations of the water and sewage transmission utility companies that were accounted for in the Resort segment was transferred to the Community Development segment and prior year amounts were restated for comparability. The Community Development segment as reorganized is comprised of all of the Company’s real estate entitlement, development, construction, sales and leasing activities, and Public Utilities Commission regulated water and sewage transmission operations. The Community Development segment also includes the Company’s 51% equity interest in Kapalua Bay Holdings LLC, the owner and operator of the Kapalua Bay Hotel. Remaining in the Resort segment are the ongoing operations of Kapalua Resort’s recreation and retail operations, and the Kapalua Villas.